Filed pursuant to Rule 424(b)(5)

Registration No. 333-197577

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
1.85% Notes due 2018	$ 750,000,000	99.829%	$ 748,717,500	$ 75,395.86
2.50% Notes due 2020	$1,250,000,000	99.641%	$1,245,512,500	$125,423.11
3.10% Notes due 2023	$ 500,000,000	99.361%	$ 496,805,000	$ 50,028.27
3.55% Notes due 2026	$2,000,000,000	99.228%	$1,984,560,000	$199,845.20
4.50% Notes due 2036	$ 500,000,000	98.124%	$ 490,620,000	$ 49,405.44
4.70% Notes due 2046	$2,000,000,000	98.519%	$1,970,380,000	$198,417.27

(1)	Calculated in accordance with Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended. The total registration fee due for this offering is $698,515.15.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 23, 2014

$7,000,000,000

$750,000,000    1.85% Notes due 2018

$1,250,000,000    2.50% Notes due 2020

$500,000,000    3.10% Notes due 2023

$2,000,000,000    3.55% Notes due 2026

$500,000,000    4.50% Notes due 2036

$2,000,000,000    4.70% Notes due 2046

We are offering $750,000,000 aggregate principal amount of our 1.85% Notes due 2018 (the “2018 notes”), $1,250,000,000 aggregate principal amount of our 2.50% Notes due 2020 (the “2020 notes”), $500,000,000 aggregate principal amount of our 3.10% Notes due 2023 (the “2023 notes”), $2,000,000,000 aggregate principal amount of our 3.55% Notes due 2026 (the “2026 notes”), $500,000,000 aggregate principal amount of our 4.50% Notes due 2036 (the “2036 notes”), and $2,000,000,000 aggregate principal amount of our 4.70% Notes due 2046 (the “2046 notes” and, together with the 2018 notes, the 2020 notes, the 2023 notes, the 2026 notes, and the 2036 notes, the “notes”).

The 2018 notes will mature on November 23, 2018, the 2020 notes will mature on November 23, 2020, the 2023 notes will mature on January 15, 2023, the 2026 notes will mature on January 15, 2026, the 2036 notes will mature on May 15, 2036, and the 2046 notes will mature on May 15, 2046, in each case, unless redeemed earlier. We will pay interest on the 2018 notes and the 2020 notes on May 23 and November 23 of each year, on the 2023 notes and the 2026 notes on January 15 and July 15 of each year, and on the 2036 notes and the 2046 notes on May 15 and November 15 of each year. The first interest payment will be made on May 23, 2016, in the case of the 2018 notes and the 2020 notes, on July 15, 2016, in the case of the 2023 notes and the 2026 notes, and on May 15, 2016, in the case of the 2036 notes and the 2046 notes. The notes will be issued only in denominations of $2,000 and $1,000 multiples above that amount. For a more detailed description of the notes, see “Description of the Notes” in this prospectus supplement.

The notes will be our unsecured obligations and will rank equally with all our other unsecured and unsubordinated debt, but effectively will be junior to any current and future secured debt to the extent of the assets securing that debt. The notes also effectively will be subordinated to all indebtedness and other liabilities of our subsidiaries. We have the option to redeem all or a portion of the notes at any time prior to maturity at the redemption prices set forth in this prospectus supplement. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Investing in the notes involves risk. See “Risk Factors” on page S-7 of this prospectus supplement, and in our Annual Report on Form 10-K for our fiscal year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 27, 2015, which are incorporated by reference herein, as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2018 Note	Total	Per 2020 Note	Total	Per 2023 Note	Total	Per 2026 Note	Total	Per 2036 Note	Total	Per 2046 Note	Total
Initial public offering price	99.829%	$748,717,500	99.641%	$1,245,512,500	99.361%	$496,805,000	99.228%	$1,984,560,000	98.124%	$490,620,000	98.519%	$1,970,380,000
Underwriting discount	0.250%	$1,875,000	0.350%	$4,375,000	0.400%	$2,000,000	0.450%	$9,000,000	0.750%	$3,750,000	0.875%	$17,500,000
Proceeds to us, before expenses	99.579%	$746,842,500	99.291%	$1,241,137,500	98.961%	$494,805,000	98.778%	$1,975,560,000	97.374%	$486,870,000	97.644%	$1,952,880,000

The initial public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from November 23, 2015, and must be paid by the purchasers if the notes are delivered after November 23, 2015.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company, for the benefit of its participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) and the Euroclear System (“Euroclear”), against payment in New York, New York on or about November 23, 2015.

Joint Book-Running Managers

Citigroup	Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley

BofA Merrill Lynch	Credit Agricole CIB	Mizuho Securities	Wells Fargo Securities

Joint Lead Managers

Lloyds Securities	US Bancorp

Senior Co-Managers

ANZ Securities	Barclays	RBC Capital Markets
SMBC Nikko	TD Securities	UniCredit Capital Markets

Co-Managers

Academy Securities	Blaylock Beal Van, LLC	C.L. King & Associates	Drexel Hamilton
Mischler Financial Group, Inc.	Ramirez & Co., Inc.	Siebert Brandford Shank & Co., L.L.C.	The Williams Capital Group, L.P.

Prospectus Supplement dated November 16, 2015.

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to give any information or to make any representations concerning the notes except those which are in this prospectus supplement, the accompanying prospectus, any related free writing prospectus that we authorize, or any documents incorporated by reference into this prospectus supplement or the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give or make to you. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities other than the notes that are referred to in this prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy notes in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus supplement and the accompanying prospectus, or any offer or sale of notes, as an indication that there has been no change in our affairs since the date of this prospectus supplement.

As used in this prospectus supplement, unless otherwise indicated, “Lockheed Martin,” “we,” “our,” and “us” are used interchangeably to refer to Lockheed Martin Corporation or to Lockheed Martin Corporation and its consolidated subsidiaries, as appropriate in the context.

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SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” on page S-6, and the financial statements and the notes to those statements and other information incorporated herein by reference, before making a decision whether to invest in the notes.

The Company

We are a global security and aerospace company principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. We also provide a broad range of management, engineering, technical, scientific, logistics and information services. We serve customers globally with products and services that have defense, civil and commercial applications, with our principal customers being agencies of the U.S. Government. Our main areas of focus are in defense, space, intelligence, homeland security and information technology, including cyber security.

In 2014, 79% of our $45.6 billion in net sales were from the U.S. Government, either as a prime contractor or as a subcontractor (including 59% from the Department of Defense), 20% were from international customers (including foreign military sales contracted through the U.S. Government) and 1% were from U.S. commercial and other customers.

We operate in five business segments: Aeronautics, Information Systems & Global Solutions (IS&GS), Missiles and Fire Control (MFC), Mission Systems and Training (MST) and Space Systems. We organize our business segments based on the nature of the products and services offered. The following is a brief description of the activities of each of our business segments:

Aeronautics—Engaged in the research, design, development, manufacture, integration, sustainment, support and upgrade of advanced military aircraft, including combat and air mobility aircraft, unmanned air vehicles and related technologies. In 2014, Aeronautics generated net sales of $14.9 billion, which represented 32% of our total consolidated net sales.

Information Systems & Global Solutions—Provides advanced technology systems and expertise, integrated information technology solutions and management services across a broad spectrum of applications for civil, defense, intelligence and other government customers. In addition, IS&GS supports the needs of customers in data analytics, cyber security and air traffic management. IS&GS provides network-enabled situational awareness, delivers communications and command and control capability through complex mission solutions for defense applications and integrates complex global systems to help our customers gather, analyze and securely distribute critical intelligence data. IS&GS also is responsible for various classified systems and services in support of vital national security systems. In 2014, IS&GS generated net sales of $7.8 billion, which represented 17% of our total consolidated net sales.

Missiles and Fire Control—Provides air and missile defense systems; tactical missiles and air-to-ground precision strike weapon systems; logistics and other technical services; fire control systems; mission operations support, readiness, engineering support and integration services; and manned and unmanned ground vehicles. In 2014, MFC generated net sales of $7.7 billion, which represented 17% of our total consolidated net sales.

Mission Systems and Training—Provides ship and submarine mission and combat systems; design, manufacture and support of military and commercial helicopters; mission systems and sensors for rotary and fixed-wing aircraft; sea and land-based missile defense systems; radar systems; the Littoral Combat Ship (LCS); simulation and training services; and unmanned systems and technologies. In 2014, MST generated net sales of

$7.1 billion, which represented 16% of our total consolidated net sales. As described below under “Recent Developments,” the recently acquired Sikorsky Aircraft Corporation will be aligned in this business segment, but is not reflected in our 2014 results.

Space Systems—Engaged in the research and development, design, engineering and production of satellites, strategic and defensive missile systems and space transportation systems. Space Systems is also responsible for various classified systems and services in support of vital national security systems. In 2014, Space Systems generated net sales of $8.1 billion, which represented 18% of our total consolidated net sales.

Recent Developments

Sikorsky Acquisition

On November 6, 2015, we closed our previously announced acquisition of Sikorsky Aircraft Corporation (Sikorsky) and certain affiliated entities from United Technologies Corporation (United Technologies). Sikorsky is a global company primarily engaged in the design, manufacture and support of military and commercial helicopters. Current major production programs at Sikorsky include the UH-60M Black Hawk medium-transport helicopters and HH-60M Black Hawk medical evacuation helicopters for the U.S. and foreign governments, the S-70 Black Hawk helicopters for foreign governments, the MH-60S helicopters for the U.S. Navy and the MH-60R helicopters for the U.S. and foreign navies, the S-70B Naval Hawk helicopters for foreign naval missions, and the S-76 and S-92 helicopters for commercial operations. Sikorsky is also developing the CH-53K next generation heavy lift helicopters for the U.S. Marine Corps, the VH92A helicopters for the U.S. Marine One transport mission, the HH-60W combat rescue helicopters for the U.S. Air Force, and the C-148 derivative of the H-92 helicopters (the Cyclone) for the Canadian government. Sikorsky’s aftermarket business includes sales of spare parts and mission equipment; and overhaul, repair, maintenance and logistics support services for helicopters and other aircraft. Sales are principally made to the U.S. and foreign governments, and commercial helicopter operators. Sikorsky will be aligned under our MST business segment.

The purchase price for the Sikorsky acquisition was $9.083 billion in cash taking into account an adjustment of $83 million based on an estimate of working capital and net indebtedness as of the closing date compared to target amounts. The purchase price could be further adjusted based on a post-closing reconciliation of such estimate to actual amounts. We and United Technologies agreed to make a joint election under Section 338(h)(10) of the Internal Revenue Code, which treats the transaction as an asset purchase for tax purposes. This election generates a cash tax benefit with an estimated net present value of approximately $1.9 billion for us and our stockholders. We funded the purchase price with a combination of borrowings of $6.0 billion under our new 364-day revolving credit facility, commercial paper and cash on hand.

United Technologies reported in its Annual Report on Form 10-K for the year ended December 31, 2014 that its Sikorsky business segment, which is comprised of the Sikorsky business that we acquired, had net sales of $7.45 billion in 2014. These results included the impact of changes in Sikorsky’s accounting method in 2014 for its contract with the Canadian government for the Cyclone helicopter program as a result of changes in the terms of the contract that were made in 2014 to resolve disputes between the Canadian government and Sikorsky regarding the requirements and performance of the contract. The effects of this change included a one-time increase in net sales of $830 million in 2014. In its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, United Technologies reported that its Sikorsky business segment had net sales of $4.38 billion for the nine months ended September 30, 2015. Sikorsky’s net sales in 2015 have been impacted by weakened demand for helicopters for commercial operations and the timing of the transition of development programs to production. Sikorsky’s commercial helicopter sales are affected by oil and gas industry trends that are outside of its control.

The Sikorsky financial information referenced above is as reported for the Sikorsky business segment by United Technologies in its reports filed with the SEC under the Exchange Act and may not necessarily be indicative of the financial results that we will record for Sikorsky as part of our MST business segment. The net sales of Sikorsky on a stand-alone basis for the year ended December 31, 2014 and the nine months ended September 30, 2015 that we will include in an amendment to our Current Report on Form 8-K related to the closing of the Sikorsky acquisition may differ from the information referenced above.

Strategic Review

On July 20, 2015, we announced that we are conducting a strategic review of our government information technology (IT) infrastructure services business within our IS&GS business segment and our technical services business within our MFC business segment, which we expect to complete in 2015. The programs being reviewed represent approximately $5.5 billion in estimated 2015 annual sales and approximately 16,500 employees. We expect the strategic review to result in a spin-off to our stockholders, a Reverse Morris Trust transaction, or a sale of these businesses. The IS&GS programs that are not included in the strategic review are mostly focused on defense and intelligence customers and will be realigned into our other business segments. While we perform our strategic review, we will continue to report the financial results of the government IT infrastructure services and technical services businesses in our continuing operations.

Corporate Information

We are a Maryland corporation formed in 1995 by combining the businesses of Lockheed Corporation and Martin Marietta Corporation. Our principal executive offices are located at 6801 Rockledge Drive, Bethesda, Maryland 20817, and our telephone number at that address is (301) 897-6000. Our website home page on the Internet is http://www.lockheedmartin.com. Information from our website is not incorporated into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

The following is a summary of some of the terms of the notes offered hereby. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	Lockheed Martin Corporation.

Notes Offered	$750,000,000 principal amount of 2018 notes.

$1,250,000,000 principal amount of 2020 notes.

$500,000,000 principal amount of 2023 notes.

$2,000,000,000 principal amount of 2026 notes.

$500,000,000 principal amount of 2036 notes.

$2,000,000,000 principal amount of 2046 notes.

Maturity	The 2018 notes will mature on November 23, 2018, the 2020 notes will mature on November 23, 2020, the 2023 notes will mature on January 15, 2023, the 2026 notes will mature on January 15, 2026, the 2036 notes will mature on May 15, 2036, and the 2046 notes will mature on May 15, 2046.

Interest	The 2018 notes will bear interest from November 23, 2015, at an annual rate of 1.85%. The 2020 notes will bear interest from November 23, 2015, at an annual rate of 2.50%. The 2023 notes will bear interest from November 23, 2015, at an annual rate of 3.10%. The 2026 notes will bear interest from November 23, 2015, at an annual rate of 3.55%. The 2036 notes will bear interest from November 23, 2015, at an annual rate of 4.50%. The 2046 notes will bear interest from November 23, 2015, at an annual rate of 4.70%. Interest is payable on the 2018 notes and the 2020 notes on May 23 and November 23 of each year, on the 2023 notes and the 2026 notes on January 15 and July 15 of each year, and on the 2036 notes and the 2046 notes on May 15 and November 15 of each year.

The first interest payment will be made on May 23, 2016, in the case of the 2018 notes and the 2020 notes, on July 15, 2016, in the case of the 2023 notes and the 2026 notes, and on May 15, 2016, in the case of the 2036 notes and the 2046 notes.

Optional Redemption

Prior to the maturity date of the 2018 notes in the case of the 2018 notes, prior to October 23, 2020 (one month prior to the maturity date of the 2020 notes) in the case of the 2020 notes, prior to November 15, 2022 (two months prior to the maturity date of the 2023 notes) in the case of the 2023 notes, prior to October 15, 2025 (three months prior to the maturity date of the 2026 notes) in the case of the 2026 notes, prior to November 15, 2035 (six months prior to the maturity date of the 2036 notes) in the case of the 2036 notes, and prior to November 15, 2045 (six months prior to the maturity date of the 2046 notes) in the case of the 2046 notes, respectively, we may redeem the notes of each series in whole or in part at any time and from time to time at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed, or the applicable make-whole redemption prices, as described under “Description of the Notes—Optional Redemption” in this prospectus supplement, in each case, plus accrued and unpaid interest to the date of redemption.

On or after October 23, 2020 (one month prior to the maturity date of the 2020 notes) in the case of the 2020 notes, November 15, 2022 (two months prior to the maturity date of the 2023 notes) in the case of the 2023 notes, October 15, 2025 (three months prior to the maturity date of the 2026 notes) in the case of the 2026 notes, November 15, 2035 (six months prior to the maturity date of the 2036 notes) in the case of the 2036 notes, and November 15, 2045 (six months prior to the maturity date of the 2046 notes) in the case of the 2046 notes, respectively, we will have the option to redeem the notes of each series (other than the 2018 notes) in whole or in part at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, in each case, plus accrued and unpaid interest to the date of redemption. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Ranking	The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt, but effectively will be junior to any current and future secured debt to the extent of the assets securing that debt. The notes also effectively will be subordinated to all indebtedness and other liabilities of our subsidiaries.

Authorized Denominations	Minimum denominations of $2,000 and $1,000 multiples above that amount.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and underwriting discounts and commissions, will be approximately $6,888,195,000. We intend to use the net proceeds from this offering to repay the $6.0 billion in borrowings under our 364-day revolving credit agreement that we incurred to finance a portion of the purchase price for the Sikorsky acquisition and the balance of the net proceeds from this offering for general corporate purposes, which could include payment at maturity of commercial paper that we also used to finance a portion of the purchase price for the Sikorsky acquisition. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	An investment in the notes involves risks. You should carefully consider the “Risk Factors” on page S-6 of this prospectus supplement, and in our Annual Report on Form 10-K for our fiscal year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 27, 2015, which are incorporated by reference herein, as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the Securities and Exchange Commission, or SEC, before deciding to invest in the notes.

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	Maryland law will govern the Indenture and the notes.

Trustee	U.S. Bank National Association

RISK FACTORS

An investment in the notes involves risk. You should carefully consider the following risks, together with the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether an investment in the notes is suitable for you. In addition to the risk factors set forth below, we also specifically incorporate by reference into this prospectus supplement the section captioned “Item 1A. Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 27, 2015, as they have been and may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the Securities and Exchange Commission. If any of these risks actually occurs, our business, results of operations, financial condition, or cash flows could be materially and adversely affected. In such an event, the trading prices of the notes could decline, and you might lose all or part of your investment.

The indenture does not limit the amount of indebtedness that we may incur.

The indenture under which the notes will be issued does not limit the amount of indebtedness that we may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the notes protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving us.

The notes are obligations exclusively of Lockheed Martin Corporation and not of our subsidiaries and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. Although most of our business currently is conducted through Lockheed Martin Corporation, to the extent that we conduct operations through subsidiaries, including the recently acquired Sikorsky Aircraft Corporation, the assets of our subsidiaries would not be available directly for payments on the notes. The notes effectively will be subordinated to all indebtedness and other liabilities of our subsidiaries.

There are currently no public markets for the notes, which could limit their market price or your ability to sell them.

The notes are new issues of securities for which there currently are no trading markets. As a result, we cannot provide any assurance that markets will develop for the notes or that you will be able to sell your notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, and our financial condition, performance, and prospects. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system.

Changes in our credit ratings may adversely affect your investment in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Agency ratings are not a recommendation to buy, sell or hold the notes, and may be revised or withdrawn at any time by the rating agency. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could increase our corporate borrowing costs and affect the market value of the notes. Also, our credit ratings may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and underwriting discounts and commissions, will be approximately $6,888,195,000.

We intend to use the net proceeds from this offering to repay the $6.0 billion in borrowings under our 364-day revolving credit agreement (Credit Facility) that we incurred to finance a portion of the purchase price for the Sikorsky acquisition and the balance of the net proceeds from this offering for general corporate purposes, which could include payment at maturity of commercial paper that we also used to finance a portion of the purchase price for the Sikorsky acquisition. Borrowings under our 364-day credit agreement had an annual interest rate of 1.1132% as of November 13, 2015 and mature on October 7, 2016. Our outstanding commercial paper had an average annual interest rate of 0.40% as of November 13, 2015 and maturities of up to 27 days.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization (i) on an actual consolidated basis as of September 27, 2015 (the end of our third quarter of 2015), (ii) on a pro forma basis, giving effect to the use of cash and incurrence of indebtedness for the Sikorsky acquisition and (iii) on a pro forma as adjusted basis to reflect the issuance of the notes, net of the underwriting discounts and commissions, and our estimated offering expenses, and the application of the net proceeds as described under “Use of Proceeds” above. This table should be read in conjunction with our consolidated financial statements and the related notes as included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 27, 2015, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	September 27, 2015
	Actual	Pro Forma	Pro Forma As Adjusted
	(In millions) (unaudited)
Cash and cash equivalents	$3,300	$1,140	$2,028

Current portion of debt:
Commercial paper	—	$923	$923
Current portion of long-term debt, net	$952	$952	$952

Total current portion of debt	$952	$1,875	$1,875

Long term debt, net (excluding current portion):
2018 notes offered hereby	—	—	$746	*
2020 notes offered hereby	—	—	$1,239	*
2023 notes offered hereby	—	—	$494	*
2026 notes offered hereby	—	—	$1,973	*
2036 notes offered hereby	—	—	$486	*
2046 notes offered hereby	—	—	$1,950	*
Credit Facility	—	$6,000	$—
Other long-term debt	$7,460	$7,460	$7,460

Total long-term debt, net	$7,460	$13,460	$14,348

Total debt	$8,412	$15,335	$16,223

Stockholders’ equity:
Common stock, $1 par value per share	$306	$306	$306
Additional paid-in capital	—	—	—
Retained earnings	13,828	13,828	13,828
Accumulated other comprehensive loss	(11,321)	(11,321)	(11,321)

Total stockholders’ equity	$2,813	$2,813	$2,813

Total debt and stockholders’ equity	$11,225	$18,148	$19,036

*	Based on the initial public offering price, net of underwriting discounts and commissions and estimated offering expenses.

RATIO OF EARNINGS TO FIXED CHARGES

We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

	Nine Months Ended September 27, 2015	Years Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	12.8	14.6	11.2	10.5	9.5	10.4

The ratio of earnings to fixed charges is a measure of our ability to meet the interest requirements of our outstanding debt securities and leases with current period earnings. A high ratio indicates that earnings are sufficient to cover our current interest requirements. Our computation of the ratio of earnings to fixed charges includes our consolidated subsidiaries and equity investees. “Earnings” are determined by adding “total fixed charges,” excluding interest capitalized, to earnings from continuing operations before income taxes, eliminating undistributed earnings of our equity investees and adding back losses of our equity investees. “Total fixed charges” consists of interest on all indebtedness, amortization of debt discount or premium, interest capitalized and an interest factor attributable to rents.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. We refer you to the accompanying prospectus for that description. If this description differs in any way from the general description of the debt securities in the accompanying prospectus, you should rely on this description. In the description of the notes that follows, “we,” “us,” and “our” refer only to Lockheed Martin Corporation and not any of its subsidiaries.

General

We will issue the 2018 notes, the 2020 notes, the 2023 notes, the 2026 notes, the 2036 notes and the 2046 notes as separate series of debt securities under the Indenture dated as of September 6, 2011 (the “Indenture”), between us and U.S. Bank National Association, as Trustee. The summaries of certain provisions of the Indenture described below are not complete and are qualified in their entirety by reference to all the provisions of the Indenture. A form of the Indenture has been filed as an exhibit to our registration statement of which the accompanying prospectus is a part.

The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes effectively will be subordinated to all of our secured debt (as to the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. The covenants in the Indenture will not afford the holders of the notes protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving us.

We may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

The 2018 notes initially will be limited to $750,000,000 in aggregate principal amount, the 2020 notes initially will be limited to $1,250,000,000 in aggregate principal amount, the 2023 notes initially will be limited to $500,000,000 in aggregate principal amount, the 2026 notes initially will be limited to $2,000,000,000 in aggregate principal amount, the 2036 notes initially will be limited to $500,000,000 in aggregate principal amount, and the 2046 notes initially will be limited to $2,000,000,000 in aggregate principal amount. The notes will be issued in fully registered form only, in minimum denominations of $2,000 and $1,000 multiples above that amount.

The 2018 notes will mature on November 23, 2018, the 2020 notes will mature on November 23, 2020, the 2023 notes will mature on January 15, 2023, the 2026 notes will mature on January 15, 2026, the 2036 notes will mature on May 15, 2036, and the 2046 notes will mature on May 15, 2046.

The notes will bear interest from November 23, 2015, or from the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the 2018 notes and the 2020 notes semiannually in arrears on May 23 and November 23 to the registered holders of the notes as of the close of business on the immediately preceding May 1 and November 1, respectively. The first interest payment date on the 2018 notes and the 2020 notes will be May 23, 2016. We will pay interest on the 2023 notes and the 2026 notes semiannually in arrears on January 15 and July 15 to the registered holders of the notes as of the close of business on the immediately preceding January 1 and July 1, respectively. The first interest payment date on the 2023 notes and the 2026 notes will be July 15, 2016. We will pay interest on the 2036 notes and the 2046 notes semiannually in arrears on May 15 and November 15 to the registered holders of the notes as of the close of business on the immediately preceding May 1 and November 1, respectively. The first interest payment date on the 2036 notes and the 2046 notes will be May 15, 2016.

Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date, maturity date or redemption date is a “legal holiday” (defined in the Indenture as a Saturday, Sunday, legal holiday or day on which banking institutions are not required be open) at a place where principal and any interest on the notes are payable, the payment otherwise required to be made on such date will be made on the next succeeding day that is not a legal holiday, and no interest shall accrue for the intervening period. If a record date is a legal holiday in the state in which the trustee maintains its principal place of business, then the record date will be the next succeeding day that is not a legal holiday in such state.

We may, without the consent of the holders of a series of notes, issue additional notes of that series and thereby increase the principal amount of the notes of that series in the future, on the same terms and conditions (except for the issue date, initial public offering price and, if applicable, the initial interest payment date) and with the same CUSIP number as the notes of that series offered in this prospectus supplement; provided that additional notes with the same CUSIP number as the notes of a series offered in this prospectus supplement will not be issued unless we believe the additional notes are fungible for U.S. federal income tax purposes with the corresponding series of notes offered in this prospectus supplement.

We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

From time to time, in our sole discretion, depending upon market, pricing, and other conditions, as well as our cash balances and liquidity, we or our affiliates may seek to repurchase all or a portion of a series of notes. Any such future purchases may be made in the open market, in privately-negotiated transactions, through tender offers, or otherwise, in each case in our sole discretion.

No Sinking Fund

The notes will not be entitled to the benefit of a sinking fund.

Optional Redemption

We may, at our option, redeem the notes of any series in whole or in part at any time and from time to time. Prior to the maturity date of the 2018 notes in the case of the 2018 notes, prior to October 23, 2020 (one month prior to the maturity date of the 2020 notes) in the case of the 2020 notes, prior to November 15, 2022 (two months prior to the maturity date of the 2023 notes) in the case of the 2023 notes, prior to October 15, 2025 (three months prior to the maturity date of the 2026 notes) in the case of the 2026 notes, prior to November 15, 2035 (six months prior to the maturity date of the 2036 notes) in the case of the 2036 notes, and prior to November 15, 2045 (six months prior to the maturity date of the 2046 notes) in the case of the 2046 notes, the notes will be redeemable at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; or

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, in the case of the 2018 notes, or, in the case of the 2020 notes, the 2023 notes, the 2026 notes, the 2036 notes or the 2046 notes, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such series of notes matured on the applicable Par Call Date (as defined below), in each case exclusive of interest accrued to the date of redemption, discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) for the applicable series of notes, plus 15 basis points with respect to the 2018 notes, plus 15 basis points with respect to the 2020 notes, plus 20 basis points with respect to the 2023 notes, plus 20 basis points with respect to the 2026 notes, plus 25 basis points with respect to the 2036 notes, and plus 30 basis points with respect to the 2046 notes.

In either case, the redemption price also will include any accrued and unpaid interest on the series of notes to the date of redemption. The Independent Investment Banker (as defined below) will calculate the redemption price.

In addition, we will have the option to redeem the 2020 notes, the 2023 notes, the 2026 notes, the 2036 notes, and the 2046 notes in whole or in part at any time on or after October 23, 2020 (one month prior to the maturity date of the 2020 notes) in the case of the 2020 notes, November 15, 2022 (two months prior to the maturity date of the 2023 notes) in the case of the 2023 notes, October 15, 2025 (three months prior to the maturity date of the 2026 notes) in the case of the 2026 notes, November 15, 2035 (six months prior to the maturity date of the 2036 notes) in the case of the 2036 notes, and November 15, 2045 (six months prior to the maturity date of the 2046 notes) in the case of the 2046 notes, respectively, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, in each case, plus accrued and unpaid interest to the date of redemption.

“Treasury Rate” means, with respect to the notes on any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed (assuming for this purpose that, except with respect to the 2018 notes, such notes matured on the applicable Par Call Date) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”, or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

“Par Call Date” means, (i) with respect to the 2020 notes, October 23, 2020, the date that is one month prior to the maturity date of the 2020 notes; (ii) with respect to the 2023 notes, November 15, 2022, the date that is two months prior to the maturity date of the 2023 notes; (iii) with respect to the 2026 notes, October 15, 2025, the date that is three months prior to the maturity date of the 2026 notes; (iv) with respect to the 2036 notes, November 15, 2035, the date that is six months prior to the maturity date of the 2036 notes; and (v) with respect to the 2046 notes, November 15, 2045, the date that is six months prior to the maturity date of the 2046 notes.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer for any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC and the respective successors of each; provided, however, that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will replace that former dealer with another Primary Treasury Dealer.

We will mail notice of any redemption at least 20 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

Unless we default in payment of the redemption price and accrued interest, if any, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

In the case of a partial redemption of a series of notes, selection of the notes in such series for redemption will be made pro rata, by lot, or by such other method as the Trustee in its sole discretion deems fair and appropriate. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed; provided that the unredeemed portion of the note must be $2,000 in principal amount or $1,000 multiples above that amount. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note.

Covenants

The notes are subject to the restrictive covenants described under the section titled “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Consolidation, Merger, and Sale of Assets

The notes are subject to some limitations on our ability to enter into certain consolidations, mergers, or transfers of all or substantially all of our assets as described under the section titled “Description of Debt Securities—Consolidation, Merger, or Sale” in the accompanying prospectus.

Events of Default

The notes of each series are subject to the events of default described under the section titled “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Amendments, Supplements, and Waivers

The notes are subject to provisions allowing us, under some conditions, to amend or supplement the Indenture or the notes or to waive our compliance with some provisions of the Indenture or the notes, as described under the section titled “Description of Debt Securities—Amendments, Supplements, and Waivers” in the accompanying prospectus.

Discharge and Defeasance Provisions

The Indenture permits us to satisfy and discharge our obligations or defease certain of our obligations for any series of notes at any time, as described under the section titled “Description of Debt Securities—Redemption, Sinking Fund, Discharge, and Defeasance” in the accompanying prospectus.

Book-Entry Delivery and Settlement

We will issue each series of notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended;

•

DTC holds and provides asset servicing for securities that its participants deposit with DTC. It also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations;

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”), which is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation;

•

access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction, or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary. However, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. We will have no responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations. In addition, neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising, or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Settlement for the notes will be made by the underwriters in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. So long as DTC continues to make its Settlement System available to us, it is anticipated that payments of principal of and interest on the notes will be made by us in immediately available funds.

DTC may discontinue providing its services as depositary with respect to the notes at any time by giving reasonable notice to us. We also may decide to discontinue use of the system of book-entry-only transfers through DTC or any successor securities depositary. In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes by a holder that is a U.S. Holder (as defined below). Also following is general information regarding the U.S. federal tax consequences of the purchase, beneficial ownership, and disposition of the notes by a holder that is a Non-U.S. Holder (as defined below).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued under the Code, judicial authority and administrative rulings, and practice, all of which are subject to change and differing interpretation. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described in this prospectus supplement. This summary addresses only tax consequences to investors that purchase the notes pursuant to this prospectus supplement at the price set forth on the cover page. This summary assumes the notes will be held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, partnerships or other pass-through entities (and persons holding the notes through a partnership or other pass-through entity), retirement plans, regulated investment companies, securities dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons holding the notes as part of a “straddle,” “constructive sale,” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment, expatriates, persons subject to alternative minimum tax or persons whose functional currency for tax purposes is not the U.S. dollar). This summary also does not discuss any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction or, except to the extent provided below, any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws. We do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. The term “holder” as used in this discussion refers to a beneficial holder of the notes.

Persons considering the purchase of the notes, including any persons who would be Non-U.S. Holders, should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership, and disposition of the notes arising under the laws of any other taxing jurisdiction.

U.S. Federal Income Tax Consequences to U.S. Holders

The following is a general discussion of U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes by a holder that is a “U.S. Holder.” For purposes of this discussion, a U.S. Holder means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other business entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or an electing trust that was in existence on August 20, 1996 and was treated as a domestic trust before that date.

If a partnership or other business entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Persons who are partners in a partnership holding notes should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, beneficial ownership and disposition of the notes.

Taxation of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary interest income. A U.S. Holder must report this income either when it accrues or is received, depending on the holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement, or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will be the cost of the note to the U.S. Holder, less any principal payments received by that U.S. Holder. Gain or loss realized on the sale, exchange, retirement, or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement, or other taxable disposition, the U.S. Holder has held the note for more than one year. The ability to deduct capital losses is subject to limitation under U.S. federal income tax laws. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally taxed at preferential rates.

Medicare Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are subject to an additional 3.8% Medicare tax on “net investment income,” which includes, among other things, interest on and gains from the sale or other disposition of notes. U.S. holders should consult their tax advisors regarding the 3.8% Medicare tax.

U.S. Federal Tax Consequences to Non-U.S. Holders

The following is a general discussion of U.S. federal income tax consequences and, only to the extent provided below, certain U.S. federal estate tax consequences of the purchase, beneficial ownership, and disposition of the notes by a holder that is a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor a partnership or other business entity that is treated as a partnership for U.S. federal income tax purposes. This discussion does not address all aspects of U.S. federal income or estate taxation that may be relevant to such Non-U.S. Holders in light of their particular circumstances. For example, special rules may apply to a Non-U.S. Holder that is a “controlled foreign corporation” or a “passive foreign investment company.”

For purposes of the following discussion, any interest income and any gain realized on the sale, exchange, retirement, or other taxable disposition of the notes will be considered “U.S. trade or business income” if such interest income or gain is (i) effectively connected with the conduct of a trade or business of the taxpayer in the United States and (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of a treaty resident who is an individual, to a fixed base) in the United States.

Taxation of Interest

Subject to the discussion of backup withholding and the Foreign Account Tax Compliance Act (“FATCA”) below, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:

•	The interest is not U.S. trade or business income.

•	The Non-U.S. Holder provides to us or the paying agent an appropriate completed statement on an IRS Form W-8BEN or W-8BEN-E, as applicable, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person, and neither we nor the paying agent have actual knowledge or reason to know that such holder is a U.S. person. If a note is held through a securities clearing organization, bank, or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or the paying agent with a copy. In addition, Non-U.S. Holders that are pass-through entities rather than corporations or individuals must satisfy certain special certification requirements.

•	The Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote.

•	The Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us.

If these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder claiming the benefit of that treaty provides to us or the paying agent a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, and neither we nor the paying agent have actual knowledge or reason to know that such holder is a U.S. person. The second exception is that the interest is U.S. trade or business income and the Non-U.S. Holder provides an appropriate statement to that effect on an IRS Form W-8ECI. In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to an additional “branch profits” tax at a rate of 30% (or lower treaty rate). Non-U.S. Holders should consult their own tax advisors regarding the application of U.S. federal income tax laws to their particular situations.

Treatment of Dispositions of Notes

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement, or other disposition of a note unless:

•

such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement, or other disposition and certain other conditions are met; or

•	the gain is U.S. trade or business income.

If a Non-U.S. Holder is an individual described in the first bullet point above, such holder will be subject to a flat 30% tax (subject to reductions under an applicable income tax treaty) on the gain derived from the sale, exchange, retirement, or other disposition, which may be offset by U.S.-source capital losses, even though such holder is not considered a resident of the United States. If a Non-U.S. Holder is described in the second bullet point above, it will be subject to tax on the net gain derived from the sale, exchange, retirement, or other disposition in the same general manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, if a Non-U.S. Holder is a foreign corporation that falls under the second bullet point above, it may be subject to an additional “branch profits” tax at a rate of 30% (or lower treaty rate).

Medicare Tax on Unearned Income

Certain U.S. beneficiaries of Non-U.S. holders that are estates or trusts are subject to an additional 3.8% Medicare tax on distributions of “net investment income,” which includes, among other things, interest on and gains from the sale or other disposition of notes. Such persons should consult their tax advisors regarding the 3.8% Medicare tax.

Treatment of Notes for U.S. Federal Estate Tax Purposes

A note held, or treated as held, by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on such notes would not have been considered U.S. trade or business income.

U.S. Information Reporting Requirements and Backup Withholding Applicable to U.S. Holders and Non-U.S. Holders

Information reporting requirements generally will apply to payments to a U.S. Holder of interest and principal on, and proceeds received from the sale, exchange, retirement, or other taxable disposition of, a note, unless the holder is an exempt recipient. In addition, backup withholding may apply to such payments or proceeds if the U.S. Holder (that is not an exempt recipient) fails to furnish the payor with a correct taxpayer identification number or other required certification, has been notified by the IRS that it is subject to backup withholding for failing to report interest or dividends required to be shown on the holder’s federal income tax returns, or otherwise fails to comply with applicable requirements of the backup withholding rules.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest or principal payments on the notes if such holder certifies under penalties of perjury that it is not a U.S. person and the payor does not have actual knowledge or reason to know that such holder is a U.S. person. However, information reporting may apply with respect to interest or principal payments.

In addition, a Non-U.S. Holder will not be subject to backup withholding with respect to the proceeds of the sale, exchange, retirement, or other taxable disposition of a note made within the United States or conducted through certain United States financial intermediaries if such holder certifies under penalties of perjury that it is not a U.S. person and the payor does not have actual knowledge or reason to know that such holder is a U.S. person or such holder otherwise establishes an exemption. Payment of such proceeds generally will not be subject to information reporting if the Non-U.S. Holder certifies as to its taxpayer identification number or otherwise establishes an exemption. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.

Backup withholding is not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement.

Foreign Account Tax Compliance Act (FATCA)

A 30% U.S. federal withholding tax will apply to interest income paid on notes, and the gross proceeds from a disposition of notes occurring after December 31, 2018, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as specifically defined in the Code) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. If an interest payment is subject both to withholding under FATCA and to the withholding tax discussed above under “Certain United States Federal Tax Consequences—U.S. Federal Tax Consequences to Non-U.S. Holders—Taxation of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Holders should consult their own tax advisors regarding these rules and whether they may be relevant to their ownership and disposition of notes.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal amount of 2018 notes	Principal amount of 2020 notes	Principal amount of 2023 notes	Principal amount of 2026 notes	Principal amount of 2036 notes	Principal amount of 2046 notes
Citigroup Global Markets Inc.	$112,500,000	$187,500,000	$75,000,000	$300,000,000	$75,000,000	$300,000,000
Goldman, Sachs & Co.	$93,750,000	$156,250,000	$62,500,000	$250,000,000	$62,500,000	$250,000,000
J.P. Morgan Securities LLC	$93,750,000	$156,250,000	$62,500,000	$250,000,000	$62,500,000	$250,000,000
Morgan Stanley & Co. LLC	$93,750,000	$156,250,000	$62,500,000	$250,000,000	$62,500,000	$250,000,000
Credit Agricole Securities (USA) Inc.	$56,250,000	$93,750,000	$37,500,000	$150,000,000	$37,500,000	$150,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$56,250,000	$93,750,000	$37,500,000	$150,000,000	$37,500,000	$150,000,000
Mizuho Securities USA Inc.	$56,250,000	$93,750,000	$37,500,000	$150,000,000	$37,500,000	$150,000,000
Wells Fargo Securities, LLC	$56,250,000	$93,750,000	$37,500,000	$150,000,000	$37,500,000	$150,000,000
Lloyds Securities Inc.	$24,375,000	$40,625,000	$16,250,000	$65,000,000	$16,250,000	$65,000,000
U.S. Bancorp Investments, Inc.	$24,375,000	$40,625,000	$16,250,000	$65,000,000	$16,250,000	$65,000,000
ANZ Securities, Inc.	$11,250,000	$18,750,000	$7,500,000	$30,000,000	$7,500,000	$30,000,000
Barclays Capital Inc.	$11,250,000	$18,750,000	$7,500,000	$30,000,000	$7,500,000	$30,000,000
RBC Capital Markets, LLC	$11,250,000	$18,750,000	$7,500,000	$30,000,000	$7,500,000	$30,000,000
SMBC Nikko Securities America, Inc.	$11,250,000	$18,750,000	$7,500,000	$30,000,000	$7,500,000	$30,000,000
TD Securities (USA) LLC	$11,250,000	$18,750,000	$7,500,000	$30,000,000	$7,500,000	$30,000,000
UniCredit Capital Markets LLC	$11,250,000	$18,750,000	$7,500,000	$30,000,000	$7,500,000	$30,000,000
Academy Securities, Inc.	$1,875,000	$3,125,000	$1,250,000	$5,000,000	$1,250,000	$5,000,000
Blaylock Beal Van, LLC	$1,875,000	$3,125,000	$1,250,000	$5,000,000	$1,250,000	$5,000,000
C.L. King & Associates, Inc.	$1,875,000	$3,125,000	$1,250,000	$5,000,000	$1,250,000	$5,000,000
Drexel Hamilton, LLC	$1,875,000	$3,125,000	$1,250,000	$5,000,000	$1,250,000	$5,000,000
Mischler Financial Group, Inc.	$1,875,000	$3,125,000	$1,250,000	$5,000,000	$1,250,000	$5,000,000
Samuel A. Ramirez & Company, Inc.	$1,875,000	$3,125,000	$1,250,000	$5,000,000	$1,250,000	$5,000,000
Siebert Brandford Shank & Co., L.L.C.	$1,875,000	$3,125,000	$1,250,000	$5,000,000	$1,250,000	$5,000,000
The Williams Capital Group, L.P.	$1,875,000	$3,125,000	$1,250,000	$5,000,000	$1,250,000	$5,000,000

Total	$750,000,000	$1,250,000,000	$500,000,000	$2,000,000,000	$500,000,000	$2,000,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public initially will be offered at the initial public offering price for the series of notes set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.15% of the principal amount of the 2018 notes, 0.20% of the principal amount of the 2020 notes, 0.20% of the principal amount of the 2023 notes, 0.20% of the principal amount of the 2026 notes, 0.45% of the principal amount of the 2036 notes and 0.50% of the principal amount of the 2046 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.10% of the principal amount of the 2018 notes, 0.10% of the principal amount of the 2020 notes, 0.15% of the principal amount of the 2023 notes, 0.15% of the principal amount of the 2026 notes, 0.25% of the principal amount of the 2036 notes and 0.25% of the principal amount of the 2046 notes. If all the notes are not sold at their initial offering price, the underwriters may change the offering prices and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are new issues of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make markets in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain, or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $9,900,000.

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services for us, for which they received or will receive customary fees and expenses. In particular, affiliates of each of the joint book-running managers, joint lead managers and senior co-managers of this offering act as lenders under our five-year revolving credit facility and 364-day revolving credit facility. In addition, Citigroup Global Markets Inc. acts as a joint lead arranger and bookrunner and an affiliate of Citigroup Global Markets Inc. acts as a documentation agent under our five-year revolving credit facility and Citigroup Global Markets Inc. acts as a joint lead arranger and bookrunner and an affiliate of Citigroup Global Markets Inc. acts as a syndication agent under our 364-day revolving credit facility. J.P. Morgan Securities LLC acts as a joint lead arranger and bookrunner and an affiliate of J.P. Morgan Securities LLC acts as syndication agent under our five-year revolving credit facility and J.P. Morgan Securities LLC acts as a joint lead arranger and bookrunner and an affiliate of J.P. Morgan Securities LLC acts as documentation agent under our 364-day revolving credit facility. Goldman, Sachs & Co. acts as a joint lead arranger and bookrunner, and an affiliate of Goldman, Sachs & Co. acts as a documentation agent, under our 364-day revolving credit facility. An affiliate of Morgan Stanley & Co. LLC acts as a joint lead arranger, bookrunner and documentation agent under our 364-day revolving credit facility. An affiliate of Credit Agricole Securities (USA) Inc. acts as a joint lead arranger, bookrunner and documentation agent under both our five-year revolving credit facility and 364-day revolving credit facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as a joint lead arranger and bookrunner under both our five-year revolving credit facility and our 364-day revolving credit facility and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as an administrative agent under both our five-year revolving credit facility and our 364-day revolving credit facility. An affiliate of Mizuho Securities USA Inc. acts as a joint lead arranger, bookrunner and documentation agent under our five-year revolving credit facility and our 364-day revolving credit facility. Wells Fargo Securities, LLC acts as a joint lead arranger and bookrunner, and an affiliate of Wells Fargo Securities, LLC acts as a documentation agent, under our 364-day revolving credit facility. An affiliate of U.S. Bancorp Investments, Inc. acts as the trustee under the indenture governing the notes.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons or entities with relationships with the issuer. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such short positions could adversely affect future trading prices of the notes. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color, or trading ideas, or publish or express independent research views in respect of such assets, securities, or instruments, and may at any time hold, or recommend to clients that they should acquire, long or short positions in such assets, securities, and instruments.

We expect that delivery of the notes will be made to investors on or about November 23, 2015, which will be the fifth business day following the date of the pricing of the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State, except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

•	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for the underwriters for any such offer; or

•	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes requires us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Relevant Member State who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (i) it is a “qualified investor” as defined in the Prospectus Directive and (ii) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (a) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive or in circumstances in which the prior consent of the underwriters has been given to the offer or resale or (b) where notes have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons. We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, (i) the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State; (ii) the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and (iii) the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from, or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in Part 1 of Schedule 1 to the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation, or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, or the “FIEA”) and disclosure under the FIEA has not and will not be made in respect of the notes. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any relevant laws and regulations of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation are not transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust are not transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF THE NOTES

The validity of the notes offered hereby will be passed upon for us by Hogan Lovells US LLP, Baltimore, Maryland. Davis Polk & Wardwell LLP, New York, New York, will act as counsel for the underwriters.

EXPERTS

The consolidated financial statements of Lockheed Martin Corporation appearing in Lockheed Martin Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Lockheed Martin Corporation’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of Lockheed Martin Corporation for the quarters ended March 29, 2015 and March 30, 2014, the quarters and six months ended June 28, 2015 and June 29, 2014, and the quarters and nine months ended September 27, 2015 and September 28, 2014, incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 22, 2015, July 22, 2015, and October 22, 2015, included in Lockheed Martin Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 29, 2015, June 28, 2015, and September 27, 2015, and incorporated by reference herein, state that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because these reports are not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement certain information we file with the SEC, which means that we may disclose important information by referring you to another document that contains the information. The information incorporated by reference is considered to be a part of this prospectus supplement, and certain information we file later with the SEC automatically will update and, to the extent inconsistent, supersede the information filed earlier. We incorporate by reference into this prospectus supplement the documents listed below (and any amendments to these documents) and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of the notes covered by this prospectus supplement is completed; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC.

The following documents filed with the SEC are incorporated herein by reference:

•

our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 9, 2015, which incorporates by reference certain portions of our 2015 Proxy Statement filed with the SEC on March 13, 2015;

•

our Quarterly Report on Form 10-Q for the quarter ended March 29, 2015, filed with the SEC on April 22, 2015, our Quarterly Report on Form 10-Q for the quarter ended June 28, 2015, filed with the SEC on July 22, 2015 and our Quarterly Report on Form 10-Q for the quarter ended September 27, 2015, filed with the SEC on October 22, 2015; and

•

our Current Reports on Form 8-K, filed with the SEC on February 18, 2015, April 23, 2015, June 26, 2015, July 20, 2015 (Items 1.01 and 9.01), September 24, 2015 (Item 5.02 and 9.01), September 24, 2015 (Item 8.01), October 13, 2015, and November 6, 2015.

You may obtain copies of the documents we incorporate by reference by contacting us at the address indicated below or by contacting the SEC as described in the accompanying prospectus under “Where to Find Additional Information.” We will provide without charge upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of these documents should be directed to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Corporate Secretary

Telephone: (301) 897-6000

PROSPECTUS

Lockheed Martin Corporation

Debt Securities

We may from time to time offer our Debt Securities for sale on terms and at prices determined at the time the Debt Securities are offered for sale. The terms and prices will be described in more detail in one or more supplements to this prospectus. Before investing, you should carefully read this prospectus and any related prospectus supplement or free writing prospectus. Prospectus supplements or free writing prospectuses may also add, update, or change information contained in this prospectus.

We may offer and sell these securities to or through agents, underwriters, dealers, or directly to purchasers. The names of any agents, underwriters, or dealers and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

Our principal executive offices are located at 6801 Rockledge Drive, Bethesda, Maryland 20817, and our telephone number at that address is (301) 897-6000.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus or in any accompanying prospectus supplement or document incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Using this process, we may offer and sell Debt Securities in one or more offerings from time to time.

We have not authorized anyone to give any information or to make any representations concerning the Debt Securities we may offer except those which are in this prospectus, any prospectus supplement that is delivered with this prospectus, any related free writing prospectus that we authorize, or any documents incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give or make to you. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Debt Securities that are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy Debt Securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any offer or sale of Debt Securities, as an indication that there has been no change in our affairs since the date of this prospectus.

Neither this prospectus, any accompanying prospectus supplement nor any free writing prospectus that we have authorized contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the SEC’s rules and regulations. For further information, we refer you to the registration statement on Form S-3 we filed with the SEC on July 23, 2014, which can be found on the SEC website or read at the SEC offices mentioned under the headings “Where To Find Additional Information” and “Incorporation of Certain Information by Reference.” The registration statement also includes exhibits. Statements contained in this prospectus, any prospectus supplement, and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus or a prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell Debt Securities, we will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of that offering and the securities being offered at that time. The prospectus supplement or free writing prospectus also may add, update or change information contained in this prospectus, and any statement in this prospectus will be modified or superseded by any inconsistent statement in a prospectus supplement or free writing prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus together with the additional information described under the headings “Where To Find Additional Information” and “Incorporation of Certain Information by Reference.”

As used in this prospectus, unless otherwise indicated, “Lockheed Martin,” “the company,” “we,” “our,” and “us” are used interchangeably to refer to Lockheed Martin Corporation or to Lockheed Martin Corporation and its consolidated subsidiaries, as appropriate to the context.

OUR COMPANY

We are a global security, technology and aerospace leader principally engaged in the research, design, development, manufacture, integration, and sustainment of advanced products, services and systems. We also provide a broad range of management, engineering, technical, scientific, logistic, and information services. We serve both domestic and international customers with products and services that have defense, civil, and commercial applications, with our principal customers being agencies of the U.S. Government. Our main areas of focus are in defense, space, intelligence, homeland security, and information technology, including cybersecurity.

We are a Maryland corporation formed in March 1995 by combining the businesses of Lockheed Corporation and Martin Marietta Corporation. Our principal executive offices are located at 6801 Rockledge Drive, Bethesda, Maryland 20817. Our telephone number is (301) 897-6000 and our website home page on the Internet is www.lockheedmartin.com. We make our website available for information purposes only. Our website and any other website should not be relied upon for investment purposes. Our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

An investment in our Debt Securities involves risks. We urge you to consider carefully the risks described in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of Debt Securities, before making an investment decision, including those risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this prospectus and which may be amended, supplemented, or superseded from time to time by other reports that we subsequently file with the SEC. Additional risks, including those that relate to any particular Debt Securities we offer, may be included in a prospectus supplement or free writing prospectus that we authorize from time to time, or that are incorporated by reference into this prospectus or a prospectus supplement.

Our business, financial condition, results of operations, and cash flows could be materially adversely affected by any of these risks. The market or trading price of our Debt Securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our Debt Securities to decline.

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Forward-looking information is based on projections and estimates, not historical information. Some statements in this prospectus and the documents incorporated by reference in this prospectus are forward-looking and use words like “may,” “believe,” “expect,” “plan,” “anticipate,” “estimate,” and other similar expressions. Forward-looking information involves risks and uncertainties and reflects our best judgment based on then current information. Our financial condition, results of operations, and cash flows can be affected by inaccurate assumptions we make or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of our forward-looking information. As a result, no forward-looking information can be guaranteed. Actual events and the results of operations may vary materially. While it is not possible to identify all factors, we continue to face many risks and uncertainties that could cause actual results to differ from our forward-looking statements, including the risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2014 and June 29, 2014.

We do not assume any responsibility to publicly update any of our forward-looking statements regardless of whether factors change as a result of new information, future events, or any other reason. You should review any additional disclosures we make regarding forward-looking information in our Forms 10-K, 10-Q and 8-K filed with the SEC, which are incorporated into this prospectus by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we may disclose important information by referring you to another document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and certain information we file later with the SEC automatically will update and, to the extent inconsistent, supersede the information filed earlier. We incorporate by reference into this prospectus the documents listed below (and any amendments to these documents) and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of the Debt Securities covered by this prospectus is completed; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC.

The following documents filed with the SEC are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 14, 2014, including the portions of our Proxy Statement, filed with the SEC on March 14, 2014, for our 2014 annual meeting of stockholders incorporated by reference in our Annual Report;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2014 and June 29, 2014; and

•	Our Current Reports on Form 8-K filed on January 28, 2014, March 3, 2014, March 27, 2014, April 25, 2014 and July 1, 2014.

You may obtain copies of the documents we incorporate by reference by contacting us at the address indicated below or by contacting the SEC as described below under “Where to Find Additional Information.” We will provide without charge upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of these documents should be directed to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Corporate Secretary

Telephone: (301) 897-6000

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Copies of the registration statement of which this prospectus is a part, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the documents we file with the SEC can be obtained from the public reference room of the SEC upon payment of prescribed fees. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to you on the SEC’s website at http://www.sec.gov. In addition, because our common stock is listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our SEC filings also are available free of charge from our website at http://www.lockheedmartin.com. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

	Six Months Ended June 29, 2014	Fiscal Year
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	15.0	11.2	10.5	9.5	10.4	12.4

The ratio of earnings to fixed charges is a measure of our ability to meet the interest requirements of our outstanding debt securities and leases with current period earnings. Our computation of the ratio of earnings to fixed charges includes our consolidated subsidiaries and equity investees. “Earnings” are determined by adding “total fixed charges,” excluding interest capitalized, to earnings from continuing operations before income taxes, eliminating undistributed earnings of our equity investees and adding back losses of our equity investees. “Total fixed charges” consists of interest on all indebtedness, amortization of debt discount or premium, interest capitalized, and an interest factor attributable to rents.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of the Debt Securities under this prospectus for general corporate purposes. These purposes may include the repayment of indebtedness, future acquisitions, capital expenditures, dividends, stock repurchases, working capital, and any other corporate purpose. Until we apply the net proceeds for specific purposes, we may invest the net proceeds in cash equivalents or short-term investments.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the Debt Securities that may be issued from time to time by us under this prospectus. The particular terms relating to each Debt Security will be set forth in a prospectus supplement. In the description of the Debt Securities that follows, “we,” “us,” and “our” refer only to Lockheed Martin Corporation and not to any of its subsidiaries.

General

We may issue from time to time one or more series of Debt Securities under an indenture between us and U.S. Bank National Association, as trustee. The indenture does not limit the amount of Debt Securities that we may issue.

The Debt Securities will be our direct, unsecured, and unsubordinated obligations, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities.

The following description does not purport to be complete, is only a summary of the material provisions of the indenture for the Debt Securities and is qualified in its entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Debt Securities. The summary below of the general terms of the Debt Securities will be supplemented by the more specific terms in the prospectus supplement for a particular series of Debt Securities.

Terms

The indenture provides for the issuance of Debt Securities in one or more series. A prospectus supplement relating to a series of Debt Securities will include specific terms relating to that offering. These terms will include some or all of the following:

•	the title of the Debt Securities;

•	any limit on the total principal amount of the Debt Securities;

•	the price or prices at which we will sell the Debt Securities;

•	the maturity date or dates of the Debt Securities;

•	the rate or rates, which may be fixed or variable, at which the Debt Securities will bear interest and the date from which such interest will accrue;

•	the dates on which interest will be payable and the related record dates;

•	whether any index, formula, or other method will be used to determine payments of principal or interest and the manner of determining the amount of such payments;

•	the place or places where principal and interest payments on the Debt Securities will be payable;

•	whether the Debt Securities are redeemable;

•	any redemption dates, prices, obligations, and restrictions on the Debt Securities;

•	any mandatory or optional sinking fund or purchase fund or analogous provisions;

•	the denominations in which the Debt Securities will be issued, if other than $1,000 or multiples of $1,000;

•	the currency in which principal and interest will be paid, if other than U.S. dollars;

•	any provisions granting special rights upon the occurrence of specified events;

•	any deletions from, changes in, or additions to the events of default or the covenants specified in the indenture;

•	any trustees, authenticating or paying agents, transfer agents, registrars, or other agents for the Debt Securities if other than the trustee;

•	any conversion or exchange features of the Debt Securities;

•	whether we will issue the Debt Securities as original issue discount securities for federal income tax purposes;

•	any special tax implications of the Debt Securities;

•	the terms of payment upon acceleration; and

•	any other material terms of the Debt Securities.

We may issue Debt Securities that are convertible into or exchangeable for our common stock or other securities of Lockheed Martin or another company. We may also continuously offer Debt Securities in a medium term note program. If we issue these types of Debt Securities, we will provide additional information in a prospectus supplement.

We may sell Debt Securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is different than market rates. When we refer to the principal and interest on Debt Securities, we also mean the payment of any additional amounts that we are required to pay under the indenture or the Debt Securities, including amounts for certain taxes, assessments, or other governmental charges imposed on holders of Debt Securities.

Denomination, Form, Payment, and Transfer

In general, we will denominate and make payments on Debt Securities in U.S. dollars. If we issue Debt Securities denominated, or with payments, in a foreign or composite currency, a prospectus supplement will specify the currency or composite currency.

We may from time to time issue Debt Securities as registered securities. This means that holders will be entitled to receive certificates representing the Debt Securities registered in their name. You can transfer or exchange Debt Securities in registered form upon reimbursement of any taxes or government charges. This transfer or exchange can be made at the trustee’s corporate trust office or at any other office maintained by us for such purposes. We may charge a reasonable fee in connection with certain transfers and exchanges. If the Debt Securities are in registered form, we can pay interest by check mailed to the person in whose name the Debt Securities are registered on the days specified in the indenture.

As a general rule, however, we will issue Debt Securities in the form of one or more global certificates that will be deposited with The Depository Trust Company, New York, New York (“DTC”). DTC will act as depository for the global certificates. Beneficial interests in global certificates will be shown on, and transfer of beneficial interests will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own Debt Securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank, or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

During the period of time the Debt Securities are represented by one or more global certificates:

•	You will not be able to have the Debt Securities registered in your name.

•	You will not be able to receive a physical certificate for the Debt Securities.

•	DTC will credit interest and principal payments from us to the accounts of your broker, bank, or other financial institution according to their beneficial ownership as reflected in DTC’s records.

•	Our obligations, as well as the obligations of the trustee and any of our agents, under the Debt Securities will run only to DTC as the registered owner of the Debt Securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank, or other financial institution fails to pass it on so that you receive it.

•	Your rights under the Debt Securities relating to payments, transfer, exchanges, and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank, or other financial institution, and the contractual arrangements you have or your broker, bank, or financial institution has with DTC. Neither we nor the trustee will have any responsibility for the actions of DTC or your broker, bank, or financial institution.

•	You may not be able to sell your interests in the Debt Securities to some insurance companies and others who are required by law to own their Debt Securities in the form of physical certificates.

•	Because the Debt Securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the Debt Securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the Debt Securities to others.

We, the trustee, and the paying agent have no responsibility or liability for the records relating to beneficial ownership interests in the global certificates or for the payments of principal and interest for the accounts of beneficial holders of interests in the global certificates. A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of DTC or it is exchanged in whole or in part for Debt Securities in physical form in accordance with the indenture. A series of Debt Securities represented by global certificates will be exchangeable for Debt Securities in registered form with the same terms in authorized denominations if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depositary within 90 days; or

•	we decide not to require all of the Debt Securities of a series to be represented by global certificates and notify the trustee of that decision.

Events of Default

Unless we indicate otherwise in a prospectus supplement, the following are events of default under the indenture with respect to each series of Debt Securities:

•	failure to pay the principal or any premium on any Debt Security of that series when due at maturity, upon redemption, or otherwise;

•	failure for 30 days to pay interest on any Debt Security of that series when due;

•	failure to comply with any other agreement relating to the Debt Securities of that series or in the indenture that continues for 90 days after we have received written notice of such failure from the trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of the affected series; or

•	certain events of bankruptcy, insolvency, or reorganization.

An event of default for one series of Debt Securities does not necessarily constitute an event of default for any other series. The trustee may withhold notice to the Debt Securities holders of any default, except a payment default, if it determines in good faith that such action is in the holders’ interests.

If an event of default occurs and continues, the trustee, or the holders of at least 25% in aggregate principal amount of the Debt Securities of the affected series, may declare the entire principal of, and any premium or accrued interest on, all the Debt Securities of that series to be due and payable immediately. Upon such declaration, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series, by notice to the trustee, may rescind an acceleration of payment and its consequences.

The holders of a majority in principal amount of any series of Debt Securities have the right to direct any proceeding, remedy, or power available to the trustee with respect to that series, subject to certain limitations. The trustee may refuse to follow any direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other holders of Debt Securities of the same series, or would involve the trustee in personal liability. The trustee also has no obligation to exercise any of its rights at the request or direction of any of the holders, unless the holders have offered the trustee a satisfactory indemnity against the costs, expenses, and liabilities that the trustee may incur in compliance with such request or direction.

Conversion Rights

We will describe the terms upon which Debt Securities may be convertible into our common stock or other securities of Lockheed Martin or another company in a prospectus supplement. These terms will include provisions as to whether conversion is mandatory or optional. They also may include provisions adjusting the number of shares of our common stock or such other securities of Lockheed Martin or another company that are issuable upon any such conversion.

Certain Covenants

Unless the applicable prospectus supplement specifies otherwise, the Debt Securities will be subject to the restrictive covenants described below. Any additional restrictive covenants applicable to a particular series of Debt Securities that we offer will be described in the applicable prospectus supplement. Under the indenture, among other things, we agree to:

•	promptly pay the principal, interest, and any premium on the Debt Securities on the dates and in the manner provided in the Debt Securities;

•	maintain a place of payment; and

•	deliver to the trustee copies of our SEC reports and a compliance certificate within 120 days after the end of each fiscal year that certifies our compliance with, or any defaults under, our covenants under the indenture.

The indenture restricts our ability and the ability of certain of our subsidiaries to encumber assets that are defined in the indenture as restricted property. If we, or any restricted subsidiary, as defined below, pledge or mortgage any of our restricted property to secure any debt, then we will, unless an exception applies, pledge or mortgage the same property to or for the benefit of the trustee to secure the Debt Securities equally and ratably for as long as such debt is secured by such property.

This restriction will not apply in certain situations. Assets may be encumbered if the encumbrance is a permitted lien, as defined below, without regard to the amount of debt secured by the encumbrance. Assets also may be encumbered if the sum of the following does not exceed 10% of our consolidated net tangible assets:

•	the amount of debt secured by such assets, plus

•	the total amount of other secured debt on restricted property, excluding debt that is secured by a permitted lien and excluding debt secured by a lien existing on the date of the indenture, plus

•	the total amount of attributable debt in respect of certain sale-leaseback transactions.

Permitted liens include:

•	liens on a corporation’s property, stock, or debt at the time it becomes a restricted subsidiary;

•	liens on property at the time we or a restricted subsidiary acquires the property, provided that no such lien extends to any other restricted property owned by us or a restricted subsidiary at the time the property is acquired;

•	liens securing payment of all or part of a property’s purchase price upon the acquisition of such property or to secure debt incurred or guaranteed prior to, at the time of or within one year after the later of the property’s acquisition, completion of construction (including any improvements on existing property), or commencement of full operations of such property, for the purpose of financing the purchase price or construction or improvements on the property;

•	liens securing debt owed by a restricted subsidiary to us or another restricted subsidiary;

•	liens on property of an entity at the time such entity is merged into or consolidated with us or a restricted subsidiary or at the time we or a restricted subsidiary acquire all or substantially all of the assets of the entity;

•	liens in favor of any customer to secure payments or performance pursuant to any contract or statute, any related indebtedness, or debt guaranteed by a government or governmental authority;

•	liens arising pursuant to any order of attachment, distraint, or similar legal process so long as the execution or other enforcement is effectively stayed and the claims secured are being contested in good faith by appropriate proceedings;

•	materialmen’s, suppliers’, tax, or similar liens arising in the ordinary course of business for sums not overdue or which are being contested in good faith by appropriate proceedings; and

•	any renewal, extension, or replacement for any lien permitted by one of the exceptions described above or a lien existing on the date that Debt Securities of a series are first issued, provided that the renewal, extension, or replacement is limited to all or any part of the same property subject to the existing lien.

Except in certain circumstances, the indenture also restricts our ability and the abilities of our restricted subsidiaries to enter into sale-leaseback transactions. The indenture will not otherwise limit our ability to incur additional debt, unless we disclose such limitations in a prospectus supplement.

The following are summaries of definitions for certain terms used in the covenants. For the full definition of these terms, you should refer to the indenture filed as an exhibit to the registration statement.

•	“Attributable debt” for a lease means the carrying value of the capitalized rental obligation determined under U.S. generally accepted accounting principles.

•	“Consolidated net tangible assets” means our total assets, including the assets of our consolidated subsidiaries, less total current liabilities, goodwill, patents, and trademarks, all as reflected in our most recent balance sheet.

•	“Lien” means any mortgage, pledge, security interest, or lien.

•	“Principal property” means, with certain exceptions, any manufacturing facility located in the United States and owned by us or by one or more restricted subsidiaries and which has, as of the date the lien is incurred, a net book value, after deduction of depreciation and similar charges, greater than 3% of consolidated net tangible assets, or any manufacturing facility or other property declared to be a principal property by our chief executive officer or chief financial officer by delivery of a certificate to that effect to the trustee.

•	“Restricted property” means, as to any particular series of Debt Securities, any principal property, any debt of a restricted subsidiary owned by us or one of our restricted subsidiaries on the date Debt Securities of the series are first issued or secured by a principal property, or any shares of our stock or the stock of a restricted subsidiary owned by us or one of our restricted subsidiaries.

•	“Restricted subsidiary” means one of our subsidiaries that has substantially all of its assets located in, or carries on substantially all of its business in, the United States and that owns a principal property, except that a subsidiary shall not be a restricted subsidiary if its shares are registered with the SEC or if it is required to file periodic reports with the SEC.

•	“Sale-leaseback transaction” means, subject to certain exceptions, an arrangement pursuant to which we, or a restricted subsidiary, transfer a principal property to a person and contemporaneously lease it back from that person.

Consolidation, Merger, or Sale

The indenture prohibits us from consolidating with or merging into another corporation, or transferring all or substantially all of our assets to another corporation unless:

•	the successor corporation (which need not be a U.S. corporation) assumes all of our obligations under the Debt Securities and the indenture;

•	immediately after giving effect to the transaction, no event of default and no circumstances which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•	we have delivered to the trustee an officers’ certificate and a legal opinion confirming that we have complied with the indenture.

If we enter into such a transaction and comply with these provisions, our obligations under the Debt Securities and the indenture will terminate.

Redemption, Sinking Fund, Discharge, and Defeasance

If a series of Debt Securities may be redeemed or is subject to a sinking fund, the prospectus supplement will describe those terms.

The indenture permits us to satisfy and discharge our obligations or defease certain of our obligations for any series of Debt Securities at any time. We may discharge our obligations with respect to a series of Debt Securities or defease certain of our obligations with respect to a series of Debt Securities by irrevocably depositing with the trustee cash or government securities sufficient to pay all sums due on that series and by delivering to the trustee an opinion of counsel to the effect that, based on applicable U.S. federal income tax law or a ruling published by the U.S. Internal Revenue Service, the discharge or defeasance, as the case may be, will not be deemed, or result in, a taxable event with respect to the holders of that series. Under certain circumstances, upon deposit of such cash or government securities and delivery of such opinion of counsel, our legal obligation to pay principal, interest, and any premium on that series will be discharged. We can discharge or defease one series of Debt Securities without discharging or defeasing any other series.

Amendments, Supplements, and Waivers

Without notice to or consent of any holder of the Debt Securities, we may amend or supplement the indenture to clarify or make certain other changes that would not materially adversely affect the legal rights of any holder.

Without notice to any holder but with the written consent of holders of not less than a majority in principal amount of the Debt Securities of a particular series affected, we may amend or supplement the indenture or the Debt Securities of such series. Without notice to any holder, the holders of a majority in principal amount of the Debt Securities of an affected series may waive compliance by us with any provision of the indenture as it applies to such series or any provision of the Debt Securities of such series. However, without the consent of each holder affected by a change, no amendment, supplement, or waiver may:

•	reduce the amount of securities of any series required to consent to a particular amendment, supplement, or waiver;

•	reduce the interest rate or extend the interest payment date on any Debt Securities;

•	reduce the principal of or extend the fixed maturity date of any Debt Securities;

•	reduce the portion of the principal amount of a discounted security payable upon acceleration; or

•	make any Debt Securities payable in any currency other than the one stated in the security.

We may enter into supplemental indentures for other specified purposes and to make changes that would not materially adversely affect your interests, including the creation of any new series of Debt Securities, without the consent of any holder of Debt Securities.

Governing Law

The laws of the state of Maryland govern the indenture and the Debt Securities.

PLAN OF DISTRIBUTION

We may sell Debt Securities to or through underwriters and also directly to other purchasers or through agents.

The distribution of the Debt Securities offered under the prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions, or commissions.

Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters, and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Debt Securities offered under this prospectus may be “underwriters” as defined in the Securities Act of 1933, as amended (the “Securities Act”). Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts or concessions allowed or re-allowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

We may have agreements with the underwriters, dealers, and agents to indemnify them against certain liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make as a result of those liabilities.

If the applicable prospectus supplement indicates, we may authorize dealers or agents to solicit offers by certain institutions to purchase Debt Securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

An institutional purchaser’s obligation under the contract will be subject to the condition that the purchase of the offered Debt Securities at the time of delivery is allowed by the laws that govern such purchaser. The dealers and the agents will not be responsible for the validity or performance of the contracts.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the Debt Securities will be passed upon for us by Hogan Lovells US LLP, Baltimore, Maryland, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Lockheed Martin Corporation appearing in Lockheed Martin Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Lockheed Martin Corporation’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of Lockheed Martin Corporation for the quarters ended March 30, 2014 and March 31, 2013 and the quarters and six months ended June 29, 2014 and June 30, 2013, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 23, 2014 and July 23, 2014, included in Lockheed Martin Corporation’s Quarterly Reports on Forms 10-Q for the quarters ended March 30, 2014 and June 29, 2014, and incorporated by reference herein, state that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because these reports are not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

$7,000,000,000

$750,000,000 1.85% Notes due 2018

$1,250,000,000 2.50% Notes due 2020

$500,000,000 3.10% Notes due 2023

$2,000,000,000 3.55% Notes due 2026

$500,000,000 4.50% Notes due 2036

$2,000,000,000 4.70% Notes due 2046

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup

Goldman, Sachs & Co.

J.P. Morgan

Morgan Stanley

BofA Merrill Lynch

Credit Agricole CIB

Mizuho Securities

Wells Fargo Securities

Joint Lead Managers

Lloyds Securities

US Bancorp

Senior Co-Managers

ANZ Securities

Barclays

RBC Capital Markets

SMBC Nikko

TD Securities

UniCredit Capital Markets

Co-Managers

Academy Securities

Blaylock Beal Van, LLC

C.L. King & Associates

Drexel Hamilton

Mischler Financial Group, Inc.

Ramirez & Co., Inc.

Siebert Brandford Shank & Co., L.L.C.

The Williams Capital Group, L.P.

November 16, 2015